Exhibit 99.1

IMMUNITY THAT’S MORE THAN SKIN DEEP

Iomai Corporation
20 Firstfield Road
Gaithersburg, MD 20878
Tel. 301.556.4500
Company Contacts:
Stanley C. Erck
President and Chief Executive Officer
Iomai Corporation
301-556-4500
investors@iomai.com
Brian Reid
WeissComm Partners, Inc.
703-402-3626
breid@wcpglobal.com
Iomai Stockholders Approve Merger with Intercell Subsidiary
GAITHERSBURG, Md., Aug. 1, 2008 - Iomai Corporation (Nasdaq: IOMI) announced today that its stockholders approved the merger of Iomai with a wholly-owned subsidiary of Intercell AG. Approximately 71.6 percent of Iomai’s outstanding shares entitled to vote at the special meeting approved the merger, representing approximately 99.9 percent of the votes cast. The transaction remains subject to certain closing conditions. Assuming satisfaction of the remaining conditions, the transaction is anticipated to be completed on or about Aug. 5, 2008.
ABOUT IOMAI CORPORATION
Iomai Corporation discovers and develops vaccines and immune system stimulants, delivered via a novel, needle-free technology called transcutaneous immunization (TCI). TCI, discovered by researchers at the Walter Reed Army Institute of Research, taps into the unique benefits of a major group of antigen-presenting cells found in the outer layers of the skin (Langerhans cells) to generate an enhanced immune response. Iomai is leveraging TCI to enhance the efficacy of existing vaccines, develop new vaccines that are viable only through transcutaneous administration and expand the global vaccine market. Iomai currently has four product candidates in development: three targeting influenza and pandemic flu and one to prevent travelers’ diarrhea. For more information on Iomai, please visit www.iomai.com.